Exhibit (j)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Aggressive Growth Fund in the Small/Aggressive Growth Funds - Advisor Classes A, B and C Prospectus and Small/Aggressive Funds I - Class I Shares Supplement to the Prospectus and "Independent Auditors and Reports to Shareholders" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 10 to the Registration Statement (Form N-1A, No.333-13681) of our report dated November 11, 2002 on the financial statements and financial highlights of Scudder Aggressive Growth Fund included in the Annual Report dated September 30, 2002.




                                                           /s/ERNST & YOUNG LLP

                                                           ERNST & YOUNG LLP




Boston, Massachusetts
November 22, 2002